Exhibit 3.4

Delaware

The first State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SENDTEC, INC.”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF NOVEMBER, A.D. 2006, AT 6:32 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

[SEAL APPEARS HERE]	/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State AUTHENTICATION: 5203028
DATE: 11-16-06

State of Delaware

Secretary of State

Division of Corporations

Delivered 06:45 PM 11/15/2006

FILED 06:32 PM 11/15/2006

SRV 061049529 - 3946943 FILE

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SENDTEC, INC.

Under Section 242 of the Delaware General Corporation Law

It is hereby certified that:

1.	The name of the corporation is SendTec, Inc.

2.	The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article FOURTH thereof as follows:

FOURTH: A. CLASSES AND NUMBERS OF SHARES The total number of shares of stock which the Corporation shall have authority to issue is two-hundred million (200,000,000). The Classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:

1. One Hundred Ninety Million (190,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”); and

2. Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”); and

B. BLANK CHECK POWERS. The Corporation may issue any class of the Preferred Stock in any series. The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

3.	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware pursuant to a resolution adopted by the Corporation’s Board and by the affirmative vote of the holders of a majority of the capital stock of the Corporation at a meeting duly noticed and conducted in accordance with Section 222 of the General Corporation Law of the State of Delaware and the By-Laws of the Corporation.

IN WITNESS WHEREOF, said SendTec, Inc. has caused this Certificate to be signed by Paul Soltoff, its Chairman and Chief Executive Officer, and attested by Donald Gould, its Secretary this 15lh day of November, 2006.

SENDTEC, INC.

By:	/s/ Paul Soltoff
Name:	Paul Soltoff
Title:	Chairman and Chief Executive Officer

ATTEST:

By:	/s/ Donald Gould
Name:	Donald Gould
Title:	Secretary